Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 811-23000) on Form N-2 of Princeton Private Investment Fund, of our report dated May 30, 2018, relating to our audit of the financial statements and financial highlights, which appear in the March 31, 2018 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

July 27, 2018